Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-4 of our report dated October 13, 2010, relating to the financial statements of Seawell Ltd, which appears in such Registration Statement. We also consent to the reference to us under the headings “Experts” and “Selected Financial Data” in such Registration Statement.

/s/ PricewaterhouseCoopers AS

PricewaterhouseCoopers AS

Stavanger, Norway

January 20, 2011